EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements No. 333-76624, 333-76592, 333-64478, 33-84042, 33-77132, 33-86156, 333-84816,
333-75424 and 333-96205 of IGEN International, Inc on Form S-8 dated January 11, 2002, Form S-8 dated January 11, 2002, Form S-8 dated July 3, 2001, Form S-8 dated September 15, 1994, Form S-8 dated April 1, 1994, Form S-3 dated April 12, 2002, Form S-3 dated March 22, 2002, Form S-3 dated December 19, 2001, and Form S-3 dated February 4, 2000, respectively, of our report dated May 14, 2003, appearing in this Annual Report of Form 10-K of IGEN International, Inc. for the year ended March 31, 2003.



DELOITTE AND TOUCHE LLP

McLean, Virginia
June 30,2003